Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy, Inc. Reports Fourth Quarter 2009 and Year-End Results

Results for the Fourth Quarter of 2009

•	Net income of $23.1 million

•	Diluted earnings per share of $0.91

Results for the Full Year of 2009

•	Net income of $19.8 million

•	Diluted earnings per share of $0.79

OMAHA, NE (GLOBE NEWSWIRE) – February 22, 2010 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the fourth quarter and full-year ended December 31, 2009. Net income attributable to Green Plains was $23.1 million, or $0.91 per diluted share, for the quarter ended December 31, 2009, compared to a net loss attributable to Green Plains of $1.8 million, or $0.08 per share, for the same period of 2008. Revenues were $436.7 million for the fourth quarter of 2009, compared to revenues of $183.2 million for the same period in 2008. For the twelve months ended December 31, 2009, revenues were $1.3 billion, with net income attributable to Green Plains of $19.8 million, or $0.79 per diluted share.

“All of our businesses performed well in the fourth quarter,” said Todd Becker, President and Chief Executive Officer. “We generated significantly higher operating income during the quarter primarily due to a strong performance from our ethanol production segment. In the fourth quarter, we produced 122 million gallons of ethanol which exceeds our expected capacity. The combination of higher production volumes, a stronger margin environment, and harvest activities for agribusiness resulted in a record quarter.”

“During 2009 and more recently, we have continued to see demand for ethanol increase driven by expanded mandates and positive blend margins. This combined with a record corn harvest resulted in an improved margin environment in late 2009 and early 2010. While we are pleased with these trends, our focus remains on risk management, operational excellence, safety and expanding our platform in the coming year as opportunities present themselves,” commented Becker.

“I am proud of the many accomplishments our team achieved during 2009. We fortified our operating, administrative and commercial activities while at the same time demonstrated our ability to significantly grow our operating segments. Our business model has been tested through one of the most challenging environments the ethanol industry has seen and continues to prove itself. As a result, we were able to reach profitability for the full year. We believe our industry, and more importantly, our company is on solid footing for the coming years,” said Becker.

EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $37.8 million for the quarter ended December 31, 2009, compared with $6.5 million for the same period in 2008. Green Plains had available liquidity of $138.7 million, including $102.3 million total cash and equivalents, and $36.4 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants) at December 31, 2009. EBITDA for the twelve months ended December 31, 2009 was $67.7 million.

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2009 Business Highlights

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On October 14, 2009, Green Plains unveiled BioProcessAlgae, LLC’s Phase I Grower Harvester TM pilot project. BioProcessAlgae has completed the installation of Phase I of the multi-phase pilot project and algae production has commenced at the company’s Shenandoah ethanol plant.

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Green Plains Trade Group LLC, a wholly-owned subsidiary, entered into an agreement to provide third-party ethanol marketing services to Lincolnway Energy, LLC at the end of the third quarter. The addition of Lincolnway, located near Nevada, Iowa, increased our third-party marketing services to four plants with annual expected ethanol production totaling 360 million gallons.

•

On July 2, 2009, Green Plains completed the acquisition of two Nebraska ethanol plants located near Central City and Ord. The addition of these plants increased the company’s expected ethanol production capacity by 45%. Green Plains acquired the ethanol plants from a lender group for $121.0 million which provided debt financing to fund the purchases.

•	On January 15, 2009, Green Plains Trade entered into an agreement to provide third-party ethanol marketing services to Bushmills Ethanol, Inc. of Atwater, Minnesota.

•

Green Plains acquired majority interest in Houston-based biofuel terminal operator Blendstar, LLC as of January 1, 2009. The transaction involved a membership interest purchase whereby Green Plains acquired 51% of Blendstar for $8.9 million. Blendstar currently operates nine blending and terminaling facilities in the south central United States.

Conference Call

On February 22, 2010, Green Plains will hold a conference call to discuss its financial results for the fourth quarter and full-year ended December 31, 2009. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer and Steve Bleyl, Executive Vice President – Ethanol Marketing. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 877-868-1833 and the international dial-in number is 914-495-8604. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. The conference call will also be archived and available for replay through March 8, 2010.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of six ethanol plants in Indiana, Iowa, Nebraska and Tennessee with annual expected operating capacity totaling approximately 480 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in northern Iowa and southern Minnesota.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “estimates,” “expects,” “will,” “predicts,” “intends,” “plans,” “believes,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the company competes; commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, and other risks detailed in the company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KT/A and any amendments thereto for the nine-month transition period ended December 31, 2008 and in the company’s subsequent filings with the SEC. Green Plains assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements in this report expressly qualify all of our forward-looking statements. In addition, the company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are our consolidated statements of operations (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,	Nine-Month Transition Period Ended December 31,
	2009	2008	2009	2008
Revenues	$436,714	$183,221	$1,304,174	$188,758
Cost of goods sold	392,449	167,898	1,221,745	175,444

Gross profit	44,265	15,323	82,429	13,314
Selling, general and administrative expenses	14,501	14,444	44,923	18,467

Operating income (loss)	29,763	879	37,506	(5,153)

Other income (expense)
Interest income	80	121	225	150
Interest expense, net of amounts capitalized	(6,048)	(3,871)	(18,049)	(3,933)
Other, net	(197)	783	563	887

Total other income (expense)	(6,165)	(2,967)	(17,261)	(2,896)

Income (loss) before income taxes	23,598	(2,088)	20,245	(8,049)
Income tax provision	280	—	91	—

Net income (loss)	23,318	(2,088)	20,154	(8,049)
Net (income) loss attributable to noncontrolling interests	(268)	239	(364)	1,152

Net income (loss) attributable to Green Plains	$23,050	$(1,849)	$19,790	$(6,897)

Earnings (loss) per share:
Basic	$0.92	$(0.08)	$0.79	$(0.56)

Diluted	$0.91	$(0.08)	$0.79	$(0.56)

Weighted average shares outstanding:
Basic	24,930	22,048	24,895	12,366

Diluted	25,313	22,048	25,069	12,366

The merger with VBV, the startup of our Bluffton and Obion plants, the acquisition of Blendstar and the acquisitions of our Central City and Ord ethanol plants affected comparability of results for the periods presented. The nine-month transition period reflects only the activity for VBV prior to the merger on October 15, 2008, and the results of the combined entity for the period following the merger through December 31, 2008. As a result, the nine-month transition period includes less than four months of activity at our Bluffton ethanol plant, along with the results of our Shenandoah and Superior ethanol plants and Green Plains Grain from October 15, 2008 to the end of the year, and less than two months of activity at our Obion ethanol plant. The year ended December 31, 2009 includes a full year of activity at our Bluffton, Obion, Shenandoah and Superior ethanol plants, as well as at Green Plains Grain and Blendstar, and approximately five months of activity at our Central City and Ord ethanol plants. Similarly, the comparison of the fourth quarter of 2009 to the fourth quarter of 2008 are affected by the timing of the above mentioned plant startups and acquisitions.

The events described above account for most of the overall increase in revenues of $253.5 million, the increase in gross profit of $28.9 million and the increase in operating income of $28.9 million when the fourth quarter of 2009 is compared with the same period of 2008. Interest expense increased $2.2 million for the fourth quarter of 2009 as compared to the same quarterly period in 2008, due to interest expense relating to businesses developed or acquired. Income tax expense was $0.3 million during the quarter ended December 31, 2009. Current period income tax expense reflected a tax benefit for the reversal of a valuation allowance for deferred tax assets established in prior periods due to the uncertainty of realizing these assets. At December 31, 2009, Green Plains had approximately $5.1 million in valuation allowances remaining for federal deferred tax assets which may be available to reduce future income tax expense.

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Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related co-products (collectively referred to as “ethanol production”); (2) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products (collectively referred to as “agribusiness”); and (3) marketing and distribution of company-produced and third-party ethanol and distillers grains (collectively referred to as “marketing and distribution”). Corporate operating expenses not directly related to a specific operating segment are reflected in the table below as “corporate activities.”

The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Year Ended December 31, 2009
Revenues
Ethanol production	$235,888	$131,114	$731,253
Agribusiness	71,068	68,785	220,615
Marketing and distribution	368,615	71,408	1,096,091
Intersegment eliminations	(238,857)	(88,086)	(743,785)

Total revenues	$436,714	$183,221	$1,304,174

Gross profit
Ethanol production	$31,121	$6,674	$49,155
Agribusiness	9,245	8,554	21,210
Marketing and distribution	3,904	192	11,975
Intersegment eliminations	(5)	(97)	89

Total gross profit	$44,265	$15,323	$82,429

Operating income (loss)
Ethanol production	$28,653	$11	$40,435
Agribusiness	4,592	5,310	7,654
Marketing and distribution	1,524	(48)	2,761
Intersegment eliminations	(9)	(97)	85

Segment operating income	34,760	5,176	50,935
Corporate activities	(4,996)	(4,297)	(13,429)

Total operating income	$29,763	$879	$37,506

Intersegment revenues and corresponding costs were eliminated in consolidation. Certain amounts previously reported have been reclassified to conform to the current presentation.

Ethanol Production Segment

The chart below presents key operating data within our ethanol production segment for the periods indicated:

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Year Ended December 31, 2009
Ethanol sold (thousands of gallons)	121,794	61,547	379,393

Distillers grains sold (thousands of equivalent dried tons)	353	174	1,098

Corn consumed (thousands of bushels)	43,930	23,169	136,569

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Revenues for the ethanol production segment increased $104.8 million to $235.9 million for the quarter ended December 31, 2009. The company sold 121.8 million gallons of ethanol within the ethanol production segment during the quarter, an increase of 60.2 million gallons over the same period of 2008. This increase is primarily due to the commencement of production at certain ethanol plants and several acquisitions summarized above. Ethanol production during the fourth quarter of 2009 represented 101% of the company’s average daily operating capacity.

Cost of goods sold in the ethanol production segment during the quarter ended December 31, 2009 increased $80.3 million to $204.8 million. This increase was primarily due to the consumption of 20.8 million more bushels of corn during the fourth quarter of 2009 when compared to the same period in 2008. Operating income for the quarter ended December 31, 2009 increased by $28.6 million from breakeven during the same quarter of 2008. The improvement in operating income was a result of improved margins and higher production volumes as mentioned above. Depreciation and amortization expense for the ethanol production segment was $7.9 million during the fourth quarter of 2009 compared to $6.1 million during the same period of 2008.

The following chart summarizes the approximate percentage of forecasted production or usage, as applicable, for the next 12 months under fixed-price contracts as of December 31, 2009:

Portion Subject to Fixed-Price Contracts
Ethanol Production	15%
Distillers Grains Production	19%
Corn Usage	16%
Natural Gas Usage	15%

Agribusiness Segment

The agribusiness segment revenues increased $2.3 million to $71.1 million for the quarter ended December 31, 2009. The company sold 10.5 million bushels of grain and 22.8 thousand tons of fertilizer during the fourth quarter of 2009. Cost of goods sold in the agribusiness segment during the quarter ended December 31, 2009 was $61.9 million, an increase of $1.6 million over the same period of 2008. Operating income was $4.6 million during the quarter ended December 31, 2009, compared to operating income of $5.3 million during the same period of 2008.

Marketing and Distribution Segment

Revenues of the marketing and distribution segment increased $297.2 million to $368.6 million during the quarter ended December 31, 2009 when compared to the same period of 2008. The increase is driven by the volumes marketed from our ethanol production segment as well as production from the third-party plants. The company sold 186.8 million gallons of ethanol within the marketing and distribution segment during the quarter ended December 31, 2009, compared to 61.6 million gallons sold during the same period of 2008. Operating income was $1.5 million during the quarter ended December 31, 2009 compared to a slight loss during the same period of 2008.

EBITDA

Management uses EBITDA to compare the financial performance of its business segments and to internally manage those segments. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, our computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Year Ended December 31, 2009
Net income (loss) attributable to Green Plains	$23,050	$(1,849)	$19,790
Net (income) loss attributable to noncontrolling interests	268	(239)	364
Interest expense	6,048	3,871	18,049
Income taxes	280	—	91
Depreciation and amortization	8,151	4,675	29,414

EBITDA	$37,797	$6,458	$67,708

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Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	December 31, 2009	December 31, 2010
ASSETS

Current assets	$252,446	$190,655
Property and equipment, net	596,235	495,772
Other assets	29,400	6,694

Total assets	$878,081	$693,121

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities	$174,332	$108,304
Long-term debt	388,573	299,011
Other liabilities	4,468	5,821

Total liabilities	567,373	413,136

Total stockholders’ equity	310,708	279,985

Total liabilities and stockholders’ equity	$878,081	$693,121

At December 31, 2009, Green Plains had $102.3 million in total cash and equivalents and $36.4 million available under committed loan agreements (subject to satisfaction of specified lending conditions and covenants). Green Plains had total assets of approximately $878.1 million and total stockholders’ equity of approximately $310.7 million. As of December 31, 2009, Green Plains had approximately 25.0 million common shares outstanding.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217

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